MIRZAM CAPITAL APPRECIATION FUND

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT, effective as of this ___ day of _____, 2007, between Mirzam Asset Management, LLC (“Manager”), and Bastiat Capital, LLC (the “Sub-Adviser”).

WHEREAS, pursuant to a Management Agreement of even date herewith (the “Management Agreement”), the Board of Trustees (the “Board”) of Unified Series Trust, an Ohio business trust (the “Trust”), has appointed the Manager as the investment manager to the Mirzam Capital Appreciation Fund, a series of the Trust (the “Fund”);

WHEREAS, Sub-Adviser is a registered investment advisor under the Investment Advisers Act of 1940, as amended, and provides portfolio management and other services to various clients; and

WHEREAS, the Manager desires to retain the Sub-Adviser to render portfolio management services and related services to Fund, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.      Appointment and Status of Sub-Adviser. The Manager hereby appoints the Sub-Adviser to act as its agent to provide portfolio management and the related services set forth below to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services set forth herein, for the compensation herein provided. Although the Sub-Adviser shall be an agent of the Manager, the Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Manager and the Trust and, unless otherwise expressly provided herein or authorized by the Manager or the Board from time to time, shall have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent of the Trust.

Section 2.      Sub-Adviser’s Duties. Subject to the general supervision of the Board and the Manager, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Fund and the composition of the portfolio securities and investments (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (together, the “Prospectus”) and subject to the following understandings:

(a)       The Sub-Adviser shall furnish a continuous investment program for the Fund and determine from time to time what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held uninvested as cash;

(b)       The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement;

(c)       The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Agreement and Declaration of Trust, its By-Laws (if any) and its Prospectus and Statement of Additional Information, as well as with the instructions and directions of the Trust’s Board of Trustees and the Manager. The Sub-Adviser also will conform to and comply with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and all other applicable federal and state laws and regulations;

(d)       The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and as agent for the Trust will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to Section 3 below;

(e)       The Sub-Adviser will be responsible for voting proxies with respect to securities held by the Fund and reporting the Fund’s proxy voting record to the Trust’s administrator in the form required by SEC Form N-PX;

(f)        The Sub-Adviser shall maintain books and records with respect to the securities transactions of the Fund and shall render to the Manager and the Trust’s Board such periodic and special reports as the Manager or the Board may request; and

(g)       The Sub-Adviser shall provide the Trust’s custodian with such information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian.

Section 3.      Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the Fund’s account, the Sub-Adviser will arrange for the placing of all orders for such purchases and sales with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Sub-Adviser will be responsible for providing trade tickets on a timely basis to Unified Fund Services, Inc., the Fund’s administrator, following the execution of trade orders. The Sub-Adviser agrees to comply with the Trust’s Fair Valuation Guidelines, as adopted by the Board and amended from time to time, in determining the fair value of securities held in the Fund’s portfolio for which no current market price is readily available.

The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion.

The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, but only if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

Section 4.      Books and Records. The Sub-Adviser shall keep the Fund’s books and records required to be maintained by it pursuant to Section 2(e) and 2(f) of this Agreement. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by Rule 31a-1 under the 1940 Act.

Section 5.      Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, equity owners or employees of the Sub-Adviser and will make available, without expense to the Fund, the services of such of the Sub-Adviser’s employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any officers, Trustees and employees of the Trust who are not officers, directors, equity owners or employees of the Sub-Adviser will be paid by the Manager or the Fund, as the case may be. The Sub-Adviser will bear any expenses incurred in connection with voting proxies with respect to securities held in the Fund’s portfolio.

Section 6.      Compensation of the Sub-Adviser. For the services provided and the expenses borne pursuant to this Agreement, the Manager will pay to the Sub-Adviser, as full compensation therefore, a Sub-Advisory fee at an annual rate of 0.75% of the average value of the daily net assets of the Fund. The pro rata fee for each month will be paid to the Sub-Adviser during the succeeding month. For purposes of determining the Sub-Advisory fee payable hereunder, the net asset value of the Fund shall be calculated in the manner specified in the Fund’s Prospectus. The Sub-Adviser agrees that the Board may require the Manager to suspend payment of the Sub-Advisory fee set forth above if the Sub-Adviser fails to follow directions of the Board as communicated to the Sub-Adviser in writing on behalf of the Board by its agents or the Fund’s administrator, until such time as the Sub-Adviser reasonably complies with such directions.

Section 7.      Use of Name. The Manager and Sub-Adviser acknowledge that all rights to the name “Mirzam” belongs to the Manager, and that the Sub-Adviser is being granted a limited license to use such only in connection with its activities relating to the Fund. In the event the Manager ceases to be the investment advisor the Fund, the Sub-Adviser’s right to use of the name “Mirzam” with respect to its activities relating to the Fund shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by the Manager during the term of the this Agreement upon ninety (90) days’ written notice by the Manager to the Trust and the Sub-Adviser. Nothing contained herein shall impair or diminish in any respect the Manager’s right to use the name “Mirzam” in the name of, or in connection with, any other business enterprises with which the Manager is or may become associated.

Section 8.      Liability of the Sub-Adviser. The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust or the Fund in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence on the part of the Sub-Adviser or its affiliates in the performance of the Sub-Adviser’s duties under this Agreement, or by reason of reckless disregard by the Sub-Adviser or any of such persons of the Sub-Adviser’s obligations and duties under this Agreement.

Any person, even though also a manager, officer, employee, member or agent of Sub-Adviser, who may be or become a member, officer, trustee, employee, member or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a manager, officer, employee, member or agent of Sub-Adviser, or one under Sub-Adviser’s control or direction, even though paid by Sub-Adviser.

Section 9.      Duration and Termination. This Agreement shall take effect on the date the Fund commences investment operations, and shall remain in full force and effect for an initial period of two (2) years from such date. Thereafter, this Agreement shall be renewed for successive one (1) year terms, subject to annual approval by: (i) the Board; or (ii) a vote of a “majority of the outstanding voting securities of the Fund,” as defined in the 1940 Act; provided that in either event continuance is also approved by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Sub-Adviser, the Manager or the Trust, by a vote cast in person at a meeting called for the purpose of voting such approval.

If the shareholders of the Fund fail to approve this Agreement in the manner set forth above, upon request of the Board, the Sub-Adviser will continue to serve or act in such capacity for the Fund for the period of time pending required approval of the Agreement, of a new agreement with the Sub-Adviser or a different Sub-Adviser or other definitive action; provided that the compensation to be paid by the Manager to the Sub-Adviser for its services to and payments on behalf of the Fund will be equal to the lesser of the Sub-Adviser’s actual costs incurred in furnishing such services and payments or the amount the Sub-Adviser would have received under this Agreement for furnishing such services and payments

This Agreement may be terminated by the Manager or the Trust with respect to the Fund at any time, without the payment of any penalty, by the Manager with the consent of the Trust’s Board of Trustees, by the Trust’s Board of Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, in any such case on 60 days’ written notice to the Sub-Adviser, or by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Manager. This Agreement will automatically and immediately terminate in the event of its assignment (as such term defined in the 1940 Act).

Section 10.    Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not interested persons of the Sub-Adviser, the Manager or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund.

Section 11.    Notices. Notices of any kind to be given in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 5700 Granite Parkway, Suite 200, Plano, TX, 75024, and to the Manager at 1 Main Street, Suite 200, Tequesta, FL 33469, or at such other address or to such other individual as shall be specified by the party to be given notice.

Section 12.     Governing Law.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the Stare of Ohio, without regard to the conflicts of laws principles thereof.

(b)      For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control,” “assignment” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended.

(c)       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission, or its staff, issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

Section 13.    Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Section 14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.    Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

Section 16.    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto for otherwise affect their construction or effect.

Section 17.    Change of Control. Sub-Adviser undertakes to notify Manager and the Trust in writing sufficiently in advance of any “change of control” as defined in Section 2(a)(9) of the 1940 Act, as is reasonably necessary to enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, could occur.

Section 18.    Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

Mirzam Asset Management, LLC	Bastiat Capital, LLC

By:	By:
Name:	Name:
Title:	Title: